UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 1, 2016

Date of Report (Date of earliest event reported)

CEPHEID

(Exact name of Registrant as specified in its charter)

California	000-30755	77-0441625
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

904 Caribbean Drive, Sunnyvale, CA 94089

(Address of principal executive offices) (Zip Code)

(408) 541-4191

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 2, 2016, Cepheid, a California corporation (“Cepheid”), Danaher Corporation, a Delaware corporation (“Parent”), and Copper Merger Sub, Inc., a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (“Merger Agreement”).

Pursuant to the terms of the Merger Agreement, and subject to the conditions thereof, Merger Sub will merge with and into Cepheid, and Cepheid will become a wholly-owned subsidiary of Parent (the “Merger”). If the Merger is completed, Cepheid shareholders will be entitled to receive $53.00 in cash (the “Merger Consideration”) for each share of Cepheid common stock owned by them as of the date of the Merger.

The consummation of the Merger is subject to certain conditions, including (i) approval of the terms of the Merger by holders of a majority of Cepheid’s outstanding common stock, (ii) the accuracy of Cepheid’s, Parent’s and Merger Sub’s respective representations and warranties, (iii) the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and certain foreign antitrust approvals, and (iv) other customary conditions. The dates for Cepheid’s shareholder meeting to vote on approval of the terms of the Merger and for closing the Merger have not yet been determined.

The Merger Agreement contains customary representations, warranties and covenants of Cepheid, Parent and Merger Sub. During the pendency of the Merger, Cepheid has agreed to operate its business in the ordinary course and to refrain from engaging in certain activities. In addition, under the terms of the Merger Agreement, Cepheid has agreed not to solicit or initiate any inquiries, or knowingly facilitate any alternative proposals, for an acquisition of Cepheid, subject to customary exceptions for Cepheid to respond to and support unsolicited proposals in the exercise of the fiduciary duties of the Board of Directors of Cepheid.

The Merger Agreement also contains certain termination rights for the parties, including the right of Cepheid in certain circumstances to terminate the Merger Agreement and accept a Superior Proposal (as defined in the Merger Agreement). The Merger Agreement also provides that Cepheid will be required to pay Parent a termination fee of $131,000,000 in certain circumstances, including if Cepheid terminates the Merger Agreement to accept a Superior Proposal.

In connection with the transactions contemplated by the Merger Agreement, all Cepheid stock options (other than any portion of an option that is scheduled to vest in the ordinary course on or after January 1, 2018 (each such portion, a “Rollover Option”)), that are outstanding at the time the Merger is consummated, whether vested or unvested at such time, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares of Cepheid common stock subject to such options and (ii) the excess, if any, of the Merger Consideration over the per share exercise price under such options. All Cepheid stock options (including Rollover Options) that have an exercise price that equals or exceeds the Merger Consideration shall be cancelled and shall cease to exist without receiving any payment thereof.

Each Rollover Option that has an exercise price that is less than the Merger Consideration that are outstanding at the time the Merger is consummated, shall be assumed by Parent and converted into and become an option to acquire Parent common stock on the same terms and conditions as were applicable under the Rollover Option immediately prior to such time, as follows:

(i) the number of shares of parent common stock shall be the number of shares of Cepheid common stock that were subject to such Rollover Option multiplied by an exchange ratio between the Merger Consideration and the value of Parent common stock determined at closing of the Merger (“Exchange Ratio”); and

(ii) the per share exercise price for the Parent common stock issuable upon exercise of each Rollover Option shall be the applicable per share exercise price of such Rollover Option multiplied by the Exchange Ratio.

Notwithstanding the foregoing, any Cepheid stock option held by a non-employee director of Cepheid that is outstanding immediately prior to the time the Merger is consummated, whether vested or unvested, will be cancelled in exchange for an amount in cash equal to the product of (i) the aggregate number of shares of Cepheid common stock subject to such option and (ii) the excess, if any, of the Merger Consideration over the per share exercise price under such option.

Each Cepheid restricted stock unit (“RSU”), except (x) performance restricted stock units and (y) the portion of a restricted stock unit that vests solely on a time basis and that is scheduled to vest in the ordinary course on or after January 1, 2018 (such portion, a “Rollover RSU”), that is unexpired, unsettled and outstanding at the time the Merger is consummated will be cancelled and automatically converted into the right to receive an amount of cash equal to the product of (i) the aggregate number of shares of Cepheid common stock subject to such RSU and (ii) the Merger Consideration.

Each Rollover RSU that is unexpired, unsettled and outstanding at the time of the consummation of the Merger will be assumed by Parent and shall be converted into a restricted stock unit to receive, on the same terms and conditions as were applicable under the Rollover RSU immediately prior to the consummation of the Merger, a number of shares of parent common stock equal to the number of shares of Cepheid common stock that were subject to such Rollover RSU multiplied by the Exchange Ratio.

Notwithstanding the foregoing, any RSU held by a non-employee director of Cepheid that is outstanding immediately prior to the time the Merger is consummated, whether vested or unvested, will be cancelled and converted into the right to receive the Merger Consideration in cash for each share of Cepheid common stock subject to such RSU.

Each Cepheid performance restricted stock unit (“PRSU”) that is unexpired, unsettled and outstanding at the time the Merger is consummated will be cancelled and automatically converted into the right to receive an amount of cash equal to the product of (i) the target number of shares of Cepheid common stock subject to such PRSU and (ii) the Merger Consideration.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Parent, Merger Sub, Cepheid or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Cepheid’s public disclosures.

Item 5.03	Amendments to Articles of Incorporation or Bylaws.

On September 1, 2016, the Board of Directors of Cepheid approved amending and restating Cepheid’s Amended and Restated Bylaws (the “Restated Bylaws”), which amendment and restatement became effective immediately. The Restated Bylaws added a new Article IX that designates the Superior Court of California, County of Santa Clara or, if such court lacks jurisdiction, the federal district court for the Northern District of California, as the sole and exclusive forum for certain legal actions, unless Cepheid consents in writing to the selection of an alternative forum.

The foregoing description of the Restated Bylaws is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Restated Bylaws, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

On September 6, 2016, Cepheid issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Forward Looking Statements

This report contains forward-looking statements that are not purely historical regarding Cepheid’s or its management’s intentions, beliefs, expectations and strategies for the future, including those relating to the closing of the Merger and the expected closing date of the Merger, the anticipated benefits of the Merger, and anticipated future combined operations, products and services of Cepheid and Parent. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from Cepheid’s current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to the ability of the parties to complete the Merger, obtaining Cepheid shareholder approval and required regulatory clearances, and customer and partner reception to the Merger. Readers should also refer to the section entitled “Risk Factors” in Cepheid’s Annual Report on Form 10-K, its most recent Quarterly Report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission (“SEC”).

All forward-looking statements included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results may differ.

Additional Information About the Merger

In connection with the proposed merger, Cepheid will file a proxy statement with the SEC. The definitive proxy statement will be mailed to Cepheid shareholders and will contain important information about the Merger and related matters. Cepheid shareholders are urged to read the definitive proxy statement carefully when it becomes available before making any voting or investment decision with respect to the Merger because it will contain important information about the Merger and Cepheid, Parent and Merger Sub. Cepheid shareholders are advised that they may obtain free copies of the proxy statement filed by Cepheid with the SEC (when this document becomes available) on the SEC’s website at http://www.sec.gov. In addition, free copies of the proxy statement may be obtained (when this document becomes available) from Cepheid’s website at http://ir.cepheid.com/ or from Cepheid by written request to Investor Relations, 904 Caribbean Drive, Sunnyvale, CA 94089.

Additionally, Cepheid and Parent will file other relevant materials in connection with the Merger pursuant to the Merger Agreement. Cepheid, Parent and their respective directors, executive officers and other members of their management and employees, under the SEC rules, may be deemed to be participants in the solicitation of proxies of Cepheid shareholders in connection with the Merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Danaher’s executive officers and directors in the solicitation by reading Parent’s most recent Annual Report on Form 10-K, which was filed with the SEC on February 24, 2016 and the proxy statement and other relevant materials filed with the SEC when they become available. Information concerning the interests of Cepheid’s participants in the solicitation, which may, in some cases, be different than those of Cepheid’s shareholders generally, will be set forth in the proxy statement relating to the Merger when it becomes available.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Title

2.1	Agreement and Plan of Merger, dated September 2, 2016, by and among Cepheid, Danaher Corporation and Copper Merger Sub, Inc.

3.1	Amended and Restated Bylaws.

99.1	Press release dated September 6, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPHEID

Date: September 6, 2016	By:	/s/ Dan Madden
	Name:	Dan Madden
	Title:	Executive Vice President, Chief Financial Officer

Exhibit List

Exhibit No.	Exhibit Title

2.1	Agreement and Plan of Merger, dated September 2, 2016, by and among Cepheid, Danaher Corporation and Copper Merger Sub, Inc.

3.1	Amended and Restated Bylaws.

99.1	Press release dated September 6, 2016.